Exhibit 99.1

Apple Hospitality REIT Acquires Two Residence Inn by Marriott Hotels

RICHMOND, Va. (October 23, 2017) – Apple Hospitality REIT, Inc. (NYSE: APLE) (“Apple Hospitality” or the “Company”) today announced that it acquired the 179-room Residence Inn by Marriott® Portland Downtown/Waterfront and the 136-room Residence Inn by Marriott® Salt Lake City Murray.

“We are pleased to enter the Portland, Maine market and to strengthen our exposure to Salt Lake City through the acquisition of these hotels, further diversifying the range of corporate and leisure demand generators for our portfolio,” said Nelson Knight, Executive Vice President and Chief Investment Officer of Apple Hospitality REIT. “In addition to completing the sale of three of our six full-service hotels in the past year, these acquisitions enhance our portfolio and highlight our focus on high-quality select-service and extended-stay hotels.”

On October 13, 2017, Apple Hospitality acquired the Residence Inn by Marriott® Portland Downtown/Waterfront, located at 145 Fore Street in Portland, Maine, for a purchase price of approximately $55.8 million, or $311,500 per key. The hotel is located on Portland’s waterfront within walking distance of Portland’s Historic Old Port District, Portland’s cruise ship terminals, and a variety of restaurants, art galleries and entertainment venues. The hotel is also convenient to the University of Southern Maine, Maine Medical Center and numerous corporate offices. According to data provided by STR for the 12-month period ending September 30, 2017, RevPAR for the Portland, Maine submarket improved by approximately 5 percent, as compared to the previous 12-month period.

On October 20, 2017, the Company acquired the Residence Inn by Marriott® Salt Lake City Murray, located at 171 East 5300 South in Murray, Utah, for a purchase price of approximately $25.5 million, or $187,500 per key. In addition to its close proximity to downtown Salt Lake City and numerous ski resorts, the hotel is ideally located near Intermountain Medical Center and a variety of shopping and dining options. According to data provided by STR for the 12-month period ending September 30, 2017, RevPAR for the Salt Lake City South submarket improved by approximately 9 percent, as compared to the previous 12-month period.

Following these acquisitions, the Apple Hospitality portfolio includes 238 hotels, with more than 30,000 guestrooms, geographically diversified throughout 34 states.

About Apple Hospitality REIT, Inc.
Apple Hospitality REIT, Inc. (NYSE: APLE) is a publicly traded real estate investment trust (REIT) that owns one of the largest portfolios of upscale, select-service hotels in the United States. The Company’s portfolio consists of 238 hotels, with more than 30,000 guestrooms, diversified across the Hilton® and Marriott® families of brands with locations in urban, high-end suburban and developing markets throughout 34 states. For more information, please visit www.applehospitalityreit.com.

Forward-Looking Statements Disclaimer
Certain statements contained in this press release other than historical facts may be considered forward-looking statements. These forward-looking statements are predictions and generally can be identified by use of statements that include phrases such as “may,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “target,” “goal,” “plan,” “should,” “will,” “predict,” “potential,” “outlook,” “strategy,” and similar expressions that convey the uncertainty of future events or outcomes.  Such statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of Apple Hospitality to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, but are not limited to, the ability of Apple Hospitality to effectively acquire and dispose of properties; the ability of Apple Hospitality to implement its operating strategy; changes in general political, economic and competitive conditions and specific market conditions; adverse changes in the real estate and real estate capital markets; financing risks; the outcome of current and future litigation; regulatory proceedings or inquiries; and changes in laws or regulations or interpretations of current laws and regulations that impact Apple Hospitality’s business, assets or classification as a real estate investment trust.  Although Apple Hospitality believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that such statements included in this press release will prove to be accurate.  In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by Apple Hospitality or any other person that the results or conditions described in such statements or the objectives and plans of Apple Hospitality will be achieved.  In addition, Apple Hospitality’s qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code.  Readers should carefully review Apple Hospitality’s financial statements and the notes thereto, as well as the risk factors described in Apple Hospitality’s filings with the Securities and Exchange Commission, including, but not limited to, in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.  Any forward-looking statement that Apple Hospitality makes speaks only as of the date of such statements.  Apple Hospitality undertakes no obligation to publicly update or revise any forward-looking statements or cautionary factors, as a result of new information, future events, or otherwise, except as required by law.

Contact:
Apple Hospitality REIT, Inc.
Kelly Clarke, Vice President, Investor Relations
804‐727‐6321
kclarke@applereit.com

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